Exhibit 10.25
BRANDYWINE REALTY TRUST
RESTRICTED SHARE RIGHTS AWARD AGREEMENT
THIS RESTRICTED SHARE RIGHTS AWARD AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the attached Award Certificate (the “Award Certificate”) is made pursuant to the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”) by and between Brandywine Realty Trust (the “Company”) and the individual named on the Award Certificate (the “Participant”). The Award Certificate is included with and made part of this Agreement. In this Agreement and the Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Achievement Percentage” means the “Percentage of Component Earned” specified with respect to the target, above target and maximum levels for each Performance Component on the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between any two specific levels. In the event that actual performance does not meet the target level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.
(b)“Award” means the equity incentive award memorialized by this Agreement.
(c)“Deferred Compensation Plan” means the Brandywine Realty Trust Executive Deferred Compensation Plan, as in effect from time to time.
(d)“Disability” means “Disability” as defined in the Plan, provided that such condition also constitutes a “disability” as defined in Treas. Reg. § 1.409A-3(i)(4).
(e)“Double Trigger Termination” means a Company-initiated termination of the Participant’s employment without Cause, or the Participant’s resignation with Good Reason, in either case during the one year period following a Change of Control.
(f)“Good Reason” means the occurrence of any of the following after a Change of Control: (i) a decrease in the Participant’s annual base salary in effect at the date of the Change of Control; (ii) a material decrease in the Participant’s annual bonus opportunity in effect at the date of the Change of Control; (iii) a material diminution in the Participant’s title, authority, duties, or responsibilities in effect at the date of the Change of Control; or (iv) a relocation of the Participant’s principal place of work to a location more than thirty (30) miles from the location at the date of the Change of Control; provided, however, that the foregoing events or conditions will only constitute Good Reason if the Participant provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Participant resigns his or her employment within 30 days following the expiration of that cure period.
(g)“Performance Components” means the performance criteria applicable to the Award, as set forth on the Award Certificate.

(h)“Performance Period” means the three year period ending December 31, 2025.
(i)“Qualifying Termination” means a Termination of Employment (x) after the Participant has become Retirement Eligible, (y) due to the Participant’s Disability, or (z) resulting from the Participant’s death.
(j)“Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” set forth for such Performance Component on the Award Certificate.
(k)“Retirement Eligible” means the Participant has attained at least age fifty seven (57) and completed at least fifteen (15) years of continuous full-time service with the Company.
(l)“RSU” means a restricted stock unit granted hereunder, which unit is intended to constitute a “Performance Share” under the Plan.
(m)“Target Award Amount” means, in respect of the Award, the “Target Award Amount” set forth on the Award Certificate.
(n)“Termination Date” means the effective date of a Termination of Employment for any reason.
(o)“Termination of Employment” means a “separation from service” of the Participant within the meaning of Treasury Regulation §1.409A-1(h) (or any successor regulation).
2.Award Elements. This Award is composed of two elements, a “basic” element and an “outperformance” element. The “basic” element consists of a number of RSUs equal to 100% of the Target Award Amount, which RSUs are subject to service-based vesting conditions as set forth stated in Section 3. The “outperformance” element consists of a number of additional RSUs (ranging from zero to 200% of the Target Award Amount) that may be earned pursuant to Section 4(a) and, if earned, will be subject to service-based vesting conditions as set forth in Section 4(b).
3.Basic Element.
(1)Vesting. Provided the Participant remains in continuous service with the Company through the applicable date or event:
(i)A number of RSUs equal to one-third (1/3) of the Target Award Amount shall become vested on each of (A) April 15, 2024, (B) April 15, 2025 and (C) April 15, 2026;
(ii)In the event of the Participant’s death or Disability, any RSUs that are subject to vesting under Section 3(a)(i) above, but not yet otherwise vested, will then become vested;
(iii)Upon the Participant becoming Retirement Eligible, any RSUs that are subject to vesting under Section 3(a)(i) above, but not yet otherwise vested, will then become vested; and

(iv)Upon a Double Trigger Termination, any RSUs that are subject to vesting under Section 3(a)(i) above, but not yet otherwise vested, will then become vested; provided that Participant executes a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and that release becomes irrevocable within 45 days after such termination. If Participant fails to timely satisfy this release requirement, all RSUs otherwise vesting under this Paragraph 3(a)(iv) shall be forfeited and Participant will have no further rights with respect thereto.
(v)Upon the Participant’s termination of employment with the Company, the Participant will forfeit all RSUs subject to vesting under this Section 3 (and all rights with respect thereto) that have not become vested as of or prior to such termination. In addition, if the termination is for Cause, all RSUs subject to this Section 3 (whether or not then vested) and any Shares underlying RSUs that have not yet been issued to the Participant shall then be automatically forfeited.
(1)Delivery. Subject to any delay required by Section 5(i) (regarding Section 409A), Shares will become deliverable in respect of RSUs vesting under Section 3(a) as follows:
(i)In the case of RSUs vesting under Sections 3(a)(i) or 3(a)(ii) (i.e., scheduled vesting dates, death or Disability), one Share shall be delivered in respect of each RSU then vesting, within 15 days of the applicable vesting date or event;
(ii)In the case of RSUs vesting under Section 3(a)(iii) (i.e., Retirement Eligibility), one Share shall be delivered in respect of each RSU then vesting within 15 days of the earlier of (A) the date such Share would have otherwise been deliverable under Paragraph 3(a)(i)(A), (B) or (C) (as applicable), or (B) the Participant’s Termination Date; and
(iii)In the case of RSUs vesting under Paragraph 3(a)(iv) (i.e., involuntary termination following a Change of Control) one Share shall be delivered in respect of each RSU then vesting within 60 days of Participant’s Termination Date.
(1)Dividend Equivalent Rights. Upon the payment by the Company of any cash dividend or distribution with respect to its Shares, the Participant will then be entitled to an equivalent cash payment equal to the cash dividends or distributions that would then be payable with respect to a number of Shares equal to the number of outstanding RSUs then held by the Participant and subject to this Section 3 (whether or not then vested).
4.Outperformance Element.
(1)Performance Determination. Following the last day of the Performance Period and subject to the Participant’s continued employment through the last day of the Performance Period (except as provided in Section 4(c)(i)(A) or Section 4(d) below), the total number of RSUs earned under this Section 4 shall be calculated by the Committee as follows:
(i)For each Performance Component, the total number of RSUs earned and issuable shall be equal to the product of (x) the Target Award Amount, multiplied by (y) the Relative Weighting for such Performance Component, multiplied by (z) the Achievement Percentage for such Performance Component. The foregoing calculation shall be made promptly following the end of the Performance Period. In the event that the Company’s actual performance does not meet the target level for a Performance Component, no RSUs shall be earned in respect of that Performance Component.

(ii)The levels of achievement with respect to any Performance Component shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions and other non-routine and opportunistic expenses, transactions or extraordinary or one-time events that impact the Company’s operations or the measurement of any Performance Component.
(1)Vesting. Subject to Sections 4(c)(i) and 4(c)(ii), the RSUs earned under Section 4(a) shall become vested as follows, subject to the Participant’s continued employment with the Company through the applicable vesting date:
(i)50% of such earned RSUs shall vest on January 1, 2026; and
(ii)50% of such earned RSUs shall vest on January 1, 2027;
(1)Effect of Certain Termination Events.
(i)Death, Disability, Retirement. Notwithstanding the foregoing:
(1)In the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period, a portion of the RSUs subject to this Section 4 may be earned, with the actual number of earned RSUs determined based on actual performance through the end of the Performance Period. The number of earned RSUs calculated in accordance with this Section 4(c)(i)(A) that become vested will be pro-rated based on the number of days in the Performance Period completed prior to the Termination Date, and such pro-rated number of earned RSUs under the Award will be deemed vested in full and be settled pursuant to Section 4(f), with the “applicable vesting date” meaning the last day of the Performance Period.
(2)In the event of the Participant’s Qualifying Termination upon or after the completion of the Performance Period (including, for this purpose, an abbreviated performance period described below under Section 4(d)) but prior to the last vesting date applicable under Section 4(b), all earned but otherwise unvested RSUs under this Section 4 will become vested in full and will be settled pursuant to Section 4(f), with the “applicable vesting date” meaning the Termination Date.
(ii)Double Trigger Termination. In the event of a Double Trigger Termination upon or after the completion of the Performance Period (including, for this purpose, an abbreviated performance period described below under Section 4(d)) but prior to the last vesting date under Section 4(b), all earned but otherwise unvested RSUs under this Section 4 will become vested in full and will be settled pursuant to Section 4(f), with the “applicable vesting date” meaning the Termination Date; provided the Participant executes a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and that release becomes irrevocable within 45 days after such termination. If Participant fails to timely satisfy this release requirement, all RSUs otherwise vesting under this paragraph will be forfeited and Participant will have no further rights with respect thereto.
(iii)Other Terminations. Upon the Participant’s termination of employment with the Company, the Participant will forfeit all RSUs subject to vesting under this Section 4 (and all rights with respect thereto) that have not become vested as of or prior to such termination. In addition, if the termination is for Cause, all RSUs subject to this

Section 4 (whether or not earned or vested) and any Shares underlying RSUs that have not yet been issued to the Participant shall then be automatically forfeited.
(1)Change of Control. Notwithstanding the foregoing, in the event of a Change of Control during the Participant’s employment and prior to the completion of the Performance Period, a portion of the RSUs subject to this Section 4 may be earned, with the actual number of earned RSUs determined based on actual performance through the end of the most recently completed fiscal quarter prior to such Change of Control, measured against the Performance Components as adjusted by the Committee in its discretion to reflect the abbreviation of the Performance Period. Such earned RSUs will then remain subject to the service-based vesting conditions set forth in Section 4(b) (subject to acceleration under Section 4(c)(i)(B) or 4(c)(ii), if applicable).
(2)Dividend Equivalent Rights. Upon the payment by the Company of any cash dividend or distribution with respect to its Shares, the Participant will then be entitled to an equivalent cash payment equal to the cash dividends or distributions that would then be payable with respect to a number of Shares equal to the number of earned RSUs then held by the Participant and subject to this Section 4 (whether or not then vested).
(3)Delivery. Upon the vesting of an earned RSU in accordance with Section 4(b) or Section 4(c)(i), one Share shall be delivered in respect of each RSU then vesting not later than the 60 days following the applicable vesting date (subject to any delay required under Section 5(i) (regarding Section 409A).
5.Miscellaneous.
(a)Deferrals. To the extent provided under the Deferred Compensation Plan and timely elected in accordance with Section 409A, the Participant may elect to defer receipt of Shares hereunder (and dividends payable on those Shares following the date they would otherwise have been issued). In the event of such a deferral, the time for Share issuance and dividend payment will be governed by the Deferred Compensation Plan and not this Agreement. However, for avoidance of doubt, dividend equivalent amounts payable under Section 3(c) or 4(e) prior to the date the related Shares are (or absent a deferral election, would have been) issued hereunder may not be deferred and will in any case be paid at the times specified in Section 3(c) or 4(e), as applicable.
(b)Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. This Award is subject to the Plan and the terms and provisions of the Plan are hereby incorporated herein by reference. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant; but provided further that this Agreement may be terminated and liquidated without the consent of Participant (but subject to the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix), if applicable).
(c)Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the

Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.
(d)No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the Shares delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
(e)No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of this Award (or Shares issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.
(f)No Shareholder Rights. The Participant shall have no rights as a shareholder of the Company, no rights to dividends or distributions (subject to the right to receive dividend equivalent payment as set forth in Section 3(c) or 4(e)) and no voting rights with respect to the RSUs and any Shares underlying or issuable in respect of such RSUs until such Shares are actually issued to and held of record by the Participant.
(g)Tax Withholding.
(i)Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with this Award is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired hereunder and the receipt of dividend equivalent payments; and (B) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(ii)Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding Share otherwise issuable to the Participant. The Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method.
(h)Compensation Recovery Policy. Notwithstanding anything to the contrary contained herein, the Participant agrees that this Award will be subject to the terms of any current or future clawback or recapture policy adopted by the Company and any current or future law, regulation or stock exchange listing requirement regarding the clawback or recapture of compensation.
(i)Section 409A Compliance. The Award and the Shares and amounts payable under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participant. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding any other provision of this Agreement, if a Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. To the extent any payment under this Award is conditioned on the effectiveness of a release of claims and the period Participant is afforded to consider the release spans two calendar years, payment will be made in the second calendar year. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. Notwithstanding any contrary provision of the Plan or this Agreement (including, without limitation, Sections 9(b)(iii) and 9(b)(v) of the Plan), the delivery of Shares hereunder may only be accelerated to the extent permitted under Section 409A.
(j)Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A, with later payments being reduced prior to earlier payments. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the

Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(k)Affiliate Service. Solely for purposes of the vesting provisions of this Award, service with the Company will be deemed to include service with an Affiliate, but only during the period of such affiliation. Solely for purpose of determining whether a Participant is Retirement Eligible, full-time service with an entity acquired by the Company or an Affiliate will be deemed to constitute full-time service with the Company, provided the Participant was in active service with the acquired entity at the time of the transaction and has continued in service with the Company without interruption since that time.
(l)Fractional Shares. Fractional Shares otherwise issuable hereunder will be rounded down to the nearest whole Share.
(m)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof.
(n)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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BRANDYWINE REALTY TRUST
RESTRICTED SHARE RIGHTS
AWARD CERTIFICATE

1. Brandywine Realty Trust and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Brandywine Realty Trust Outperformance Share Award Agreement to which it is attached.
2. Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

Participant:	___________________
Effective Date:	__________, 2023
Target Award Amount:	______ RSUs

[PERFORMANCE METRICS TO BE INSERTED]

4. Actual performance with respect to each Performance Component will be determined by the Committee in its sole discretion, which determination will generally be made in a manner consistent with the Company’s published disclosures (whether or not filed with the Securities and Exchange Commission), taking into account adjustments contemplated by the terms of the applicable Performance Component.
5. The Award and any RSUs which may be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the respective date(s) below indicated.

BRANDYWINE REALTY TRUST By: ___________________________________ Name: Title: Date:	PARTICIPANT ___________________________________ Name: [Name] Date: